Exhibit 99.1

FLEETWOOD REPORTS PRELIMINARY

REVENUES FOR SECOND QUARTER FISCAL 2006

Riverside, Calif., November 3, 2005 — Fleetwood Enterprises, Inc. (NYSE:FLE), a leading producer of recreational vehicles and manufactured housing, announced today its preliminary sales for the second quarter of fiscal 2006, which ended on October 30, 2005.

Company revenues dipped 3 percent in the second quarter to approximately $626 million compared with $646 million last year. Sales declines in the RV Group were largely offset by increases in the Housing Group. The Company noted, however, that consolidated revenues in the prior year were net of $34 million of intercompany sales to its captive retail housing business, which was recently sold. For the first six months, sales were off 5 percent to $1.24 billion compared with $1.31 billion in fiscal 2005.

Recreational vehicle sales for the second quarter were down 13 percent to $392 million, compared to $450 million a year ago. Motor home sales were $249 million, down from $302 million in the prior year, an 18 percent decrease. Travel trailer sales were $117 million, reflecting a 2 percent decline from the prior year’s sales of $120 million.  Folding trailer sales were down 10 percent to $26 million from $28 million last year.

“The RV market, particularly in motor homes, is appreciably softer than last year,” Fleetwood’s President and CEO Elden L. Smith said. “However, our motor home sales at recent retail shows have been encouraging. We continue to resist discounting on our 2006 products, but our major motor home competitors have recently introduced substantial product discounts and sales incentives, leading us to anticipate that competitive pressure will be significant in the coming months. Our travel trailer revenues included $30 million of FEMA-unit sales for temporary shelter as part of the disaster relief effort in the Gulf States. The majority of the initial order for 7,500 FEMA units will be shipped during our third quarter. In addition, we have recently received an order for 3,100 more FEMA units that will be produced in our third and fourth quarters. Of course, while responding to this national emergency as fully as we are capable, we are continuing to meet the ongoing needs of our existing dealers for recreational travel trailer product.”

Manufactured housing preliminary second quarter sales increased 4 percent to approximately $223 million compared with $214 million a year ago.

“We are pleased with the sales performance of our Housing Group,” Smith said. “Included in the revenues are $30 million of homes built for delivery direct to FEMA. The results also reflect a strong market in the Southwest. In response to the robust California market, our new plant in Perris, Calif., will commence production in the third quarter. In addition to the previously reported order for 3,000 homes, we believe there is the strong potential for follow-on orders for more of these types of units. Looking further to the future, the Gulf Coast, which has been devastated by natural disasters this hurricane season, has been a traditional stronghold for us and for the manufactured housing industry as a whole. We expect Fleetwood will play a significant role in rebuilding the region because of manufactured housing’s very competitive cost and the speed with which it can be produced and sited.”

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The Company also announced that it has finalized an agreement with its lending syndicate to amend the EBITDA covenant in its credit facility. The EBITDA covenant, which has now been revised to incorporate recent operating results, is only invoked if the Company does not meet a liquidity test, and in recent months the Company’s liquidity has been comfortably in excess of the required minimum threshold.

“We are optimistic about the progress being made throughout the Company,” Smith said. “The principal pieces of our restructuring plan are in place, and the related costs are largely behind us. We have further reduced our finished goods inventories to less than five days’ sales, and we are receiving positive feedback from dealers and retail customers on our new RV and manufactured housing products. We are continuing to improve our product offering and successfully removing excess costs. As we expand these initiatives, we expect to see continued improvement in our results.

“While we had some positive impact from the disaster relief units that we built in the second quarter, we also incurred the costs of ramping up production,” Smith continued. “In spite of that, and softening motor home sales, we expect to show a profit at the operating income line, but not at the net income line, which also includes discontinued operations. The bulk of the revenues from the FEMA orders, as well as the benefits from increased efficiencies and reduced operating costs, will come in the third quarter. Accordingly, we expect to report better results for the third quarter than the second, despite the seasonal weakness in the business for our traditional products.”

The Company confirmed its intent to continue to defer distributions on its 6% convertible trust preferred securities, which would otherwise be due in mid-November.

	13 Weeks Ended		27 Weeks Ended	26 Weeks Ended
	October 30, 2005	October 24, 2004	October 30, 2005	October 24, 2004
OPERATING REVENUES: (in millions)
RV Group	$392	$450	$815	$936
Housing Group	223	214	427	409
Supply Group	12	16	26	30
Intercompany sales	(1)	(34)	(26)	(70)

	$626	$646	$1,242	$1,305

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

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This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; the price of gasoline as it might impact recreational vehicle sales; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

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